Exhibit (k)(1)(j)

AMENDMENT NO. 3 TO

LOAN AND SECURITY AGREEMENT

AMENDMENT NO. 3 (this “Third Amendment”) dated as of April 29, 2026 to the Loan and Security Agreement dated as of June 3, 2024 (as amended by Amendment No. 1 to Loan and Security Agreement, dated as of February 3, 2025, as amended by Amendment No. 2 to Loan and Security Agreement, dated as of October 8, 2025, and as further amended from time to time, the “Loan and Security Agreement”), among CRDEX LLC, as borrower (the “Company”); StepStone Private Credit Income Fund (the “Parent”), StepStone Private Credit Income Fund (the “Portfolio Manager” and collectively with the Company, the “StepStone Parties”); the Lenders party thereto; UMB Bank, National Association, in its capacity as collateral agent (in such capacity, the “Collateral Agent”), as collateral administrator (in such capacity, the “Collateral Administrator”) and as securities intermediary (in such capacity, the “Securities Intermediary”); and JPMorgan Chase Bank, National Association, as administrative agent for the Lenders thereunder (in such capacity, the “Administrative Agent”).

WHEREAS, pursuant to Section 10.05 of the Loan and Security Agreement, the Company has requested to make certain amendments to the Loan and Security Agreement, and the parties hereto have agreed to amend the Loan and Security Agreement as set forth below.

Accordingly, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. Capitalized terms used and not otherwise defined herein have the meanings assigned to them in the Loan and Security Agreement as amended by this Third Amendment.

ARTICLE II

AMENDMENTS TO THE LOAN AND SECURITY AGREEMENT

Section 2.01 Amendments to Loan and Security Agreement. Each of the parties hereto agrees that, effective on the Third Amendment Effective Date, the Loan and Security Agreement (excluding the Exhibits and Schedules thereto) shall be amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Loan and Security Agreement attached as Exhibit A hereto.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.01 Representations and Warranties. To induce the other parties hereto to enter into this Third Amendment, the StepStone Parties represent and warrant to each other party hereto solely with respect to itself that on and as of the Third Amendment Effective Date, the following statements are true and correct:

(a)
it is duly organized or incorporated, as the case may be, and validly existing under the laws of the jurisdiction of its organization or incorporation and has all requisite power and authority to execute, deliver and perform this Third Amendment and to consummate the transactions herein contemplated;

(b)
the execution, delivery and performance of this Third Amendment, and the consummation of the transactions contemplated herein have been duly authorized by it and this Third Amendment constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms (subject to (A) bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally and (B) equitable limitations on the availability of specific remedies, regardless of whether such enforceability is considered in a proceeding in equity or at law);
(c)
the representations and warranties contained in Section 6.01 of the Loan and Security Agreement or any other Loan Document are true and correct in all material respects (or with respect to such representations and warranties which by their terms contain materiality qualifiers, are true and correct) in each case on and as of the Third Amendment Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (or with respect to such representations and warranties which by their terms contain materiality qualifiers, are true and correct) as of such earlier date; and
(d)
no Default or Event of Default has occurred immediately before or immediately after giving effect to this Third Amendment.

ARTICLE IV

CONDITIONS TO EFFECTIVENESS

Section 4.01 Third Amendment Effective Date. This Third Amendment shall become effective as of the first date (the “Third Amendment Effective Date”) on which each of the following conditions shall have been satisfied:

(a)
Execution and Delivery of this Third Amendment. The Administrative Agent shall have received a counterpart signature page of this Third Amendment duly executed by each of the Company, the Parent, Portfolio Manager, the Administrative Agent, the Collateral Agent, the Collateral Administrator, the Securities Intermediary and the Lenders.
(b)
Payment of Fees and Expenses of Counsel. The Administrative Agent shall have received payment of all reasonable and documented fees and expenses of counsel for the Administrative Agent as set forth in Section 10.04 of the Loan and Security Agreement to the extent invoiced at least one (1) Business Day prior to the Third Amendment Effective Date.
(c)
Payment of Upfront Fee. In consideration for this Third Amendment, the Administrative Agent shall have received from the Company the fees payable pursuant to Section 4.03(e) of the Loan and Security Agreement (as amended by this Third Amendment) in the amount set forth in the Amendment No. 3 Closing Date Letter. Once paid, such fees or any part thereof shall not be refundable under any circumstances, except as otherwise agreed in writing by the Administrative Agent and the Company.
(d)
Legal Opinions. The Administrative Agent shall have received reasonably satisfactory written opinions of counsel for the Company covering such matters relating to this Third Amendment as the Administrative Agent shall reasonably request in writing.
(e)
Certificates. The Administrative Agent shall have received such certificates of resolutions or other action, incumbency certificates and/or other certificates of officers or directors or other documents of the Company as the Administrative Agent may reasonably require in connection with this Third Amendment and such other documents and certificates as the Administrative Agent may reasonably request in writing, all in form and substance satisfactory to the Administrative Agent and its counsel, and which certificates shall include a certification from an officer of the Company as to the matters set forth in clauses (f), (g) and (h).

(f)
Borrowing Base Test. The Borrowing Base Test is satisfied on and as of the date of the Third Amendment Effective Date.
(g)
No Market Value Event; No Default or Event of Default. No Market Value Event shall have occurred and no Default or Event of Default shall have occurred and be continuing, in each case, on and as of the Third Amendment Effective Date.
(h)
Representations and Warranties. Each of the representations and warranties contained in Article III above shall be true and correct.

Section 4.02 Effects of this Third Amendment.

(a)
Except as expressly set forth herein, this Third Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders or the Agents under the existing Loan and Security Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the existing Loan and Security Agreement or any other provision of the existing Loan and Security Agreement or of any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Except as expressly set forth herein, nothing herein shall be deemed to be a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Loan and Security Agreement or any other Loan Document in similar or different circumstances.
(b)
From and after the Third Amendment Effective Date, each reference in the Loan and Security Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import, and each reference to the Loan and Security Agreement in any other Loan Document shall be deemed a reference to the Loan and Security Agreement as amended hereby. This Third Amendment shall constitute a “Loan Document” for all purposes of the Loan and Security Agreement and the other Loan Documents.

Section 4.03 Conditions Subsequent. The Company shall deliver to the Administrative Agent no later than ten (10) Business Days after the Third Amendment Effective Date, the written opinions of counsels for the Parent in respect of the Parent’s capacity and authority to enter into this Third Amendment which opinions shall be in form and substance satisfactory to the Administrative Agent. The Company hereby agrees that failure to deliver the opinions of counsel required pursuant to this clause 4.03 shall be deemed an Event of Default under the Loan and Security Agreement as amended by this Third Amendment.

ARTICLE V

REAFFIRMATION AND INTEREST RATE ACKNOWLEDGEMENT

Section 5.01 Reaffirmation. Notwithstanding the effectiveness of this Third Amendment and the transactions contemplated hereby, each StepStone Party and StepStone Private Credit Income Fund (in its capacity as parent of the Company) acknowledges and agrees that each Loan Document is hereby confirmed and ratified and shall remain in full force and effect according to its respective terms (in the case of the Loan and Security Agreement, as amended hereby).

ARTICLE VI

MISCELLANEOUS

Section 6.01 Governing Law and Jurisdiction.

(a)
This Third Amendment will be governed by and construed in accordance with the law of the State of New York.

(b)
Any suit, action or proceedings relating to this Third Amendment (collectively, “Proceedings”) shall be tried and litigated in the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City. With respect to any Proceedings, each party hereto irrevocably (i) submits to the exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City and (ii) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party. Nothing in this Third Amendment precludes any party hereto from bringing Proceedings to enforce any judgment against any such party arising out of or relating to this Third Amendment in the courts of any place where such party or any of its assets may be found or located, nor will the bringing of such Proceedings in any one or more jurisdictions preclude the bringing of such Proceedings in any other jurisdiction.
(c)
EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS THIRD AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.02 Costs and Expenses. The Borrower agrees to reimburse the Administrative Agent for its invoiced reasonable costs and expenses in connection with this Third Amendment to the extent required pursuant to Section 10.04 of the Loan and Security Agreement.

Section 6.03 Counterparts; Effectiveness. Section 10.10 of the loan and security agreement shall apply to this Third Amendment mutatis mutandis as if fully set forth herein; provided that each reference to “this Agreement” shall be replaced with “this Third Amendment.”

Section 6.04 Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

Section 6.05 Direction. The parties hereto hereby direct the Collateral Agent, the Securities Intermediary and Collateral Administrator to execute this Third Amendment and acknowledge and agree that the Collateral Agent, the Securities Intermediary and Collateral Administrator will be fully protected in relying upon the foregoing direction. In entering into this Third Amendment and the performance of duties hereunder, the Collateral Agent, the Securities Intermediary and Collateral Administrator shall be entitled to all of their rights, benefits, protections, immunities set forth in the Loan Documents.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

[The remainder of this page intentionally left blank]

CRDEX LLC, as Company

By	/s/ Dean Caruvana
Name:	Dean Caruvana
Title:	Secretary

STEPSTONE PRIVATE CREDIT INCOME FUND, as Portfolio Manager

By	/s/ Dean Caruvana
Name:	Dean Caruvana
Title:	Secretary

STEPSTONE PRIVATE CREDIT INCOME FUND, as the Parent

By	/s/ Dean Caruvana
Name:	Dean Caruvana
Title:	Secretary

[Signature Page to Amendment No. 3]

Administrative Agent and the Lender

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Administrative Agent and Lender

By	/s/ James Greenfield
Name:	James Greenfield
Title:	Managing Director

[Signature Page to Amendment No. 3]

UMB BANK, NATIONAL ASSOCIATION, as Collateral Agent

By	/s/ Mark Nguyen
Name:	Mark Nguyen
Title:	Vice President

UMB BANK, NATIONAL ASSOCIATION, as Collateral Administrator

By	/s/ Mark Nguyen
Name:	Mark Nguyen
Title:	Vice President

UMB BANK, NATIONAL ASSOCIATION, as Securities Intermediary

By	/s/ Tonya Cordray
Name:	Tonya Cordray
Title:	Senior Vice President

[Signature Page to Amendment No. 3]

Exhibit A

[Amendments to Loan and Security Agreement attached]

Conformed through Amendment No. ~~2~~3 dated ~~October 8~~April 29, ~~2025~~2026

LOAN AND SECURITY AGREEMENT

dated as of

June 3, 2024

among

CRDEX LLC

as the Company

STEPSTONE PRIVATE CREDIT INCOME FUND, as the Parent

The Lenders Party Hereto

The Collateral Administrator, Collateral Agent and Securities Intermediary Party Hereto

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,

as Administrative Agent and

STEPSTONE PRIVATE CREDIT INCOME FUND,

as Portfolio Manager

or the Portfolio Manager or their respective property that would reasonably be expected to result in a Material Adverse Effect.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such former Person but, which shall not, with respect to the Company, include the obligors under any Portfolio Investment and provided further that for the purposes of determining whether any Portfolio Investment meets the Eligibility Criteria or is subject to the Excess Concentration Limitations, the term Affiliate shall not include any Affiliate relationship that exists solely as a result of direct or indirect ownership of, or control by, a common Financial Sponsor. For the purposes of this definition, control of a Person shall mean the power, direct or indirect, (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of any such Person or (ii) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agent” has the meaning set forth in Section 9.01.

“Agent Business Day” means any day on which commercial banks settle payments in each of New York City and the city in which the corporate trust office of the Collateral Agent is located (which shall initially be Kansas City, Missouri).

“Agreed Currency” means U.S. Dollars, EUR, GBP, CAD and CHF.

“Agreement” has the meaning set forth in the introductory paragraph hereto.

“Amendment” has the meaning set forth in Section 6.03.

“Amendment No. 2 Closing Date Letter” means the letter agreement dated as of the Amendment No. 2 Effective Date between the Company and the Administrative Agent.

“Amendment No. 2 Effective Date” means October 8, 2025.

“Amendment No. 3 Closing Date Letter” means the letter agreement dated as of the Amendment No. 3 Effective Date between the Company and the Administrative Agent.

“Amendment No. 3 Effective Date” means April 29, 2026.

“Anti-Corruption Laws” means, with respect to a Person, all laws, rules, and regulations of any jurisdiction applicable to that Person from time to time concerning or relating to bribery or corruption.

“Applicable Law” means, for any Person, all existing and future laws, rules, regulations (including the Investment Company Act and temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders, licenses of and interpretations by any Governmental Authority applicable to such Person and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Material Amendment” means any amendment, modification or supplement to this Agreement that (i) increases the Financing Commitment of any Lender, (ii) reduces the principal amount of any Advance or reduces the rate of interest thereon, or reduces any fees payable to a Lender hereunder, (iii) postpones the scheduled date of payment of the principal amount of any Advance, or any interest thereon, or any other amounts payable hereunder, or reduces the amount of, waives or excuses any such payment, or postpones the scheduled date of expiration of any Financing Commitment, (iv) changes any provision in a manner that would alter the pro rata sharing of payments required hereby or (v) changes any of the provisions of this definition or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder.

“Maturity Date” means the date that is the earliest of (1) the Scheduled Termination Date set forth on the Transaction Schedule, (2) the date on which the Secured Obligations become due and payable upon the occurrence of an Event of Default under Article VII and the acceleration of the Secured Obligations, (3) the date on which the principal amount of the Advances is irrevocably reduced to zero as a result of one or more prepayments and the Financing Commitments are irrevocably terminated, and (4) the date after the occurrence of a Market Value Event on which all Portfolio Investments have been sold and the proceeds therefrom have been received by the Company.

“Maximum Rate” has the meaning set forth in Section 10.08.

“Mezzanine Obligation” means a Portfolio Investment that is not a Senior Secured Loan or a Second Lien Loan.

“Minimum Funding Amount” means, on any date of determination, the amount set forth in the table below:

Period Start Date	Period End Date	Financing Commitment	Minimum Funding Amount ($)	Minimum Funding Amount (as a percentage of aggregate Financing Commitments)
June 3, 2024	August 31, 2024	$100,000,000	$0	0.0%
September 1, 2024	November 30, 2024	$100,000,000	$20,000,000	20.0%
December 1, 2024	February 2, 2025	$100,000,000	$45,000,000	45.0%
February 3, 2025	February 28, 2025	$250,000,000	$45,000,000	18.0%
March 1, 2025	April 30, 2025	$250,000,000	$57,500,000	23.0%
May 1, 2025	May 31, 2025	$250,000,000	$87,500,000	35.0%
June 1, 2025	July 31, 2025	$250,000,000	$105,000,000	42.0%
August 1, 2025	October 7, 2025	$250,000,000	$142,500,000	57.0%
October 8, 2025	October 31, 2025	$350,000,000	$142,500,000	41.0%
November 1, 2025	January 7, 2026	$350,000,000	$161,250,000	46.0%
January 8, 2026	January 31, 2026	$350,000,000	$181,250,000	52.0%
February 1, 2026	April 7, 2026	$350,000,000	$207,500,000	59.0%
April 8, 2026	~~July 7~~April 28, 2026	$350,000,000	$232,500,000	66.0%
April 29, 2026	July 7, 2026	$450,000,000	$232,500,000	52.0%
July 8, 2026	July 28, 2026	$450,000,000	$245,000,000	54.0%
July ~~8~~29, 2026	October 7, 2026	$~~350,000,000~~45 0,000,000	$~~245,000,000~~26 5,000,000	~~70.0~~59.0%
October 8, 2026	October 28, 2026	$450,000,000	$282,500,000	63.0%

Period Start Date	Period End Date	Financing Commitment	Minimum Funding Amount ($)	Minimum Funding Amount (as a percentage of aggregate Financing Commitments)
October 29, 2026	January 28, 2027	$450,000,000	$307,500,000	68.0%
January 29, 2027	April 28, 2027	$450,000,000	$320,000,000	71.0%
~~October 8~~April 29, ~~2026~~2027	Last day of the Reinvestment Period	$~~350,000,000~~45 0,000,000	$~~262,500,000~~33 7,500,000	75.0%

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“MV Cure Account” means the account established by the Bank or the Securities Intermediary and set forth on the Transaction Schedule and any successor accounts established in connection with the resignation or removal of the Bank or the Securities Intermediary.

“Nationally Recognized Valuation Provider” means (i) Lincoln International LLC (f/k/a Lincoln Partners LLC), (ii) Valuation Research Corporation, (iii) Alvarez & Marsal, (iv) Kroll, Inc., (v) Hilco Valuation Services, (vi) Citrin Cooperman & Company, LLP and (vii) Houlihan Lokey, Inc., (each to the extent it is an Independent Appraiser as determined by the Administrative Agent in its sole discretion); provided that any Independent Appraiser may be added to this definition by the Company (with the consent of the Administrative Agent) or added to this definition by the Administrative Agent from time to time by notice thereof to the Company and the Portfolio Manager; provided, further, that the Administrative Agent may remove any provider from this definition by written notice to the Company and the Portfolio Manager so long as, after giving effect to such removal, (x) there are at least three providers designated pursuant to this definition and (y) at least two of the initial providers designated pursuant to this definition as of the Effective Date shall at all times continue to be so designated.

“Net Advances” means the principal amount of the outstanding Advances (inclusive of Advances that have been requested for any outstanding Purchase Commitments which have traded but not settled) minus the amounts then on deposit in the Collateral Accounts (including cash and Eligible Investments) representing Principal Proceeds (excluding any Principal Proceeds which are required to settle any outstanding Purchase Commitments).

“Net Asset Value” means, on any date of determination (after giving effect to Section 1.06), the sum of the product, for each Portfolio Investment, of (x) the Market Value of such Portfolio Investment multiplied by (y) the funded principal amount or face amount, as applicable, of such Portfolio Investment, excluding, for any Delayed Funding Term Loan or Revolving Loan, the unfunded commitment amount thereof; provided that, for the avoidance of doubt, (1) the Concentration Limitation Excess, (2) any Portfolio Investment which has traded but not settled within the applicable Settlement Period and (3) any Ineligible Investments will, in each case, be excluded from the calculation of the Net Asset Value and assigned a value of zero for such purposes.

“NOK”, “NKr” and “Norwegian krone” denote the lawful currency of Norway.

“Non-Call Period” means the period beginning on, and including, the Effective Date and ending on, but excluding, September 3, 2026.

“Non-Traded Asset” means any Loan or Debt Security that is not a Traded Asset.

If the above conditions to an Advance are satisfied or waived by the Administrative Agent, the Portfolio Manager shall determine, in consultation with the Administrative Agent and with notice to the

Lenders and the Collateral Administrator, the date on which any Advance shall be provided.

SECTION 2.06 Financing Commitment Increase Option. The Company may, on any date during the Reinvestment Period, submit a Financing Commitment Increase Option Request to increase the Financing Commitment by an amount such that the aggregate amount (together with the Initial Financing Commitment and any prior increase in the Financing Commitment) of Financing Commitment does not exceed $~~350,000,000~~500,000,000 (any Financing Commitment resulting from the approval of a Financing Commitment Increase Option Request, an “Increased Financing Commitment”). Unless otherwise agreed among JPMCB and any Affiliate thereof that is a Lender, the Administrative Agent and the Company, each increase to the Financing Commitment of the Lenders on a Financing Commitment Increase Date shall be allocated to JPMCB and any Affiliate thereof that is a Lender in the amount(s) designated by such Lenders to the Administrative Agent. Any portion of such increase remaining after allocation in accordance with the immediately preceding sentence (and after allocation of such increase to any additional lender providing all or a portion of such increase) shall be allocated to the Lenders that have notified the Administrative Agent that they wish to participate in such increase on a pro rata basis (determined without giving effect to the Financing Commitments of JPMCB and its Affiliates). Approval by the increasing Lenders of a Financing Commitment Increase Option Request is subject to satisfaction of the following conditions precedent:

(a)
each of the Lenders and the Administrative Agent (in their sole discretion) approve in writing (which may be by email) such Financing Commitment Increase Option Request;
(b)
no Market Value Event shall have occurred and no Default or Event of Default shall have occurred and be continuing, in each case, on and as of the Financing Commitment Increase Date;
(c)
all of the representations and warranties contained in Article VI and in any other Loan Document shall be true and correct in all material respects (or with respect to such representations and warranties which by their terms contain materiality qualifiers, shall be true and correct), in each case on and as of the Financing Commitment Increase Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or with respect to such representations and warranties which by their terms contain materiality qualifiers, shall be true and correct) as of such earlier date;
(d)
no commitment termination or reduction shall have occurred pursuant to Section 4.07(a)(i)(B) prior to the Financing Commitment Increase Date;
(e)
the Company shall have paid to the Administrative Agent on the Financing Commitment Increase Date, for the account of each Lender, an upfront fee in an aggregate amount equal to 1.0% of the amount by which the Financing Commitments are increased (or such other amount as agreed between the Company and the Administrative Agent);
(f)
any Financing Commitment Increase Option Request shall be in an amount not less than $~~100,000,000~~50,000,000; and

receipt by the Administrative Agent of such other documentation as the Administrative Agent may reasonably request, including without limitation, documentation similar to that provided pursuant to Sections 2.04(c), (d) and (f)(ii) on the Effective Date.

(e)
The Company agrees to pay the Administrative Agent, for the account of each Lender, an upfront fee on the Effective Date in an aggregate amount equal to 1% of such Lender’s Initial Financing Commitment. In accordance with the Amendment No. 2 Closing Date Letter, the Company shall pay to the Administrative Agent on the Amendment No. 2 Effective Date, the applicable amounts set forth in the Amendment No. 2 Closing Date Letter. In accordance with the Amendment No. 3 Closing Date Letter, the Company shall pay to the Administrative Agent on the Amendment No. 3 Effective Date, the applicable amounts set forth in the Amendment No. 3 Closing Date Letter. Once paid, such fees or any part thereof shall not be refundable under any circumstances
(f)
If the aggregate principal amount of the outstanding Advances is less than the Minimum Funding Amount on any date on or after the Effective Date and prior to the last day of the Reinvestment Period, then the Company agrees to pay to the Administrative Agent, for the account of each Lender, an undrawn fee (the “Undrawn Fee”) in accordance with the Priority of Payments which shall accrue at a per annum rate equal to the Undrawn Fee Rate on the average daily Undrawn Amount during the period from and including such date to but excluding the last day of the Reinvestment Period. Accrued Undrawn Fees shall be payable in arrears on each Interest Payment Date occurring after the date on which the aggregate principal amount of the outstanding Advances is less than the Minimum Funding Amount until the earlier of (i) the date on which the Financing Commitments terminate and (ii) the last day of the Reinvestment Period. All Undrawn Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day)
(g)
Without limiting Section 4.03(c), the Company shall have the obligation from time to time to prepay outstanding Advances in whole or in part on any date with proceeds from sales of Portfolio Investments (i) directed by the Administrative Agent pursuant to Section 1.04 following the occurrence of a Market Value Event and as set forth in Section 8.01(i). All such prepayments shall be made in the currency of the applicable Advances and accompanied by accrued and unpaid interest in the same currency, and with respect to each currency and shall be applied to the repayment of the longest outstanding Advance in such currency; provided, that, if a prepayment does not occur on an Interest Payment Date, either (i) such prepayment shall be subject to the payment of amounts to the Collateral Agent, the Collateral Administrator and the Securities Intermediary hereunder due and payable on the next succeeding Interest Payment Date which are payable prior to the repayment of Advances pursuant to Section 4.05 hereof, or (ii) the Portfolio Manager shall certify that there will be sufficient amounts remaining in the Collection Accounts to pay outstanding amounts due or payable to the Collateral Agent, the Collateral Administrator and the Securities Intermediary hereunder which are payable prior to the repayment of Advances pursuant to Section 4.05 hereof on the next Interest Payment Date after giving effect to such prepayment.
(h)
Notwithstanding any other provision of this Agreement, each optional repayment by the Company of an Advance hereunder may only be made if, after giving effect to such repayment, the aggregate outstanding principal amount of Advances denominated in any Agreed Currency (other than USD) does not exceed an amount equal to the lesser of (A) the product of (x) 10% and (y) the Financing Commitments then in effect and (B) the Collateral Principal Amount of all Portfolio Investments denominated in any Agreed Currency (other than USD).
(i)
If any Lender does not consent to a Material Amendment consented to by the Administrative Agent and the Required Lenders, then the Company may, at its sole expense and effort, upon written notice to such Lender and the Administrative Agent, prepay the Advances of such Lender or require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related transaction documents to an assignee identified by the

SCHEDULE 1

Transaction Schedule

1. Types of Financing

Available

Financing Limit
Advances	yes

Prior to a Financing Commitment Increase Date:

$~~350,000,000~~450,000,00 0

On and after a Financing Commitment Increase Date, if any, an aggregate amount up to $500,000,000 as approved pursuant to Section 2.06.

2. Lenders JPMorgan Chase Bank, National Association

Financing Commitment

Prior to a Financing Commitment Increase Date:

$~~350,000,000~~450,000,000

On and after a Financing Commitment Increase Date, if any, an aggregate amount up to $500,000,000, as approved pursuant to Section 2.06, in each case, as reduced from time to time pursuant to Section 4.07.

3. Scheduled Termination Date	With respect to the Initial Commitment, June 3, 2029; With respect to any Increased Financing Commitment, the Scheduled Termination Date thereof as determined pursuant to Section 2.06.

4. Interest Rates Applicable Margin for Advances denominated in U.S. Dollars:

With respect to interest based on the Term SOFR Rate, ~~2.10~~2.11% per annum (subject to increase in accordance with Section 3.01(b));

With respect to interest based on the applicable Base Rate, ~~2.10~~2.11% per annum (subject to increase in accordance with Section 3.01(b)).

Applicable Margin for Advances denominated in CAD:

With respect to interest based on Adjusted Term CORRA, ~~2.10~~2.11% per annum (subject to increase in accordance with Section 3.01(b));

With respect to interest based on the applicable Base Rate, ~~2.10~~2.11% per annum (subject to increase in accordance with Section 3.01(b)).

Applicable Margin for Advances denominated With respect to interest based on the applicable Daily in CHF:

Simple RFR, ~~2.10~~2.11% per annum (subject to increase in accordance with Section 3.01(b));

With respect to interest based on the applicable Base Rate, ~~2.10~~2.11% per annum (subject to increase in accordance with Section 3.01(b)).

Applicable Margin for Advances denominated in GBP:

With respect to interest based on the applicable Daily Simple RFR, ~~2.10~~2.11% per annum (subject to increase in accordance with Section 3.01(b));

With respect to interest based on the applicable Base Rate, ~~2.10~~2.11% per annum (subject to increase in accordance with Section 3.01(b)).

Applicable Margin for Advances denominated in EUR:

With respect to interest based on the EURIBOR Rate, ~~2.10~~2.11% per annum (subject to increase in accordance with Section 3.01(b));

With respect to interest based on the applicable Base Rate, ~~2.10~~2.11% per annum (subject to increase in accordance with Section 3.01(b)).

5. Account Numbers Interest Collection Subaccount; Principal Collection Subaccount: General Collection Subaccount: MV Cure Account: Unfunded Exposure Account: Operating Account

162641.7 (USD), 162641.14 (GBP), 162641.17 (CAD),

162641.11 (EUR)

162641.8 (USD), 162641.15 (GBP), 162641.18 (CAD),

162641.12 (EUR)

162641.20 (USD)

162641.10

162641.9 (USD), 162641.16 (GBP), 162641.19 (CAD),

162641.13 (EUR)

162641.5

6. Market Value Trigger	As of any date of determination, the AR in effect as of such date plus 7.5%

7. Purchases of Restricted Securities

Notwithstanding anything herein to the contrary, no Portfolio Investment may constitute, at the time of initial purchase, a Restricted Security. As used herein, “Restricted Security” means any security that forms part of a new issue of publicly or privately issued securities (a) with respect to which an Affiliate of any Lender that is a “broker” or a “dealer”, within the meaning of the Securities Exchange Act of 1934, participated in the distribution as a member of a selling syndicate or group within 30 days of the proposed purchase by the Company and (b) which the Company proposes to purchase from any such Affiliate of any Lender.